As filed with the U.S. Securities and Exchange Commission on October 1, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Pulmonx Corporation
(Exact name of Registrant as specified in its charter)

Delaware	77-0424412
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
700 Chesapeake Drive
Redwood City, California 94063
1-650-364-0400
(Address of principal executive offices) (Zip code)
Pulmonx Corporation 2010 Stock Plan
Pulmonx Corporation 2020 Stock Plan
Pulmonx Corporation 2020 Equity Incentive Plan
Pulmonx Corporation 2020 Employee Stock Purchase Plan
(Full titles of the plans)
Glendon E. French
Chief Executive Officer
Pulmonx Corporation
700 Chesapeake Drive
Redwood City, California 94063
1-650-364-0400
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Mark B. Weeks Seth J. Gottlieb Sepideh Mousakhani Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Derrick Sung, Ph.D. Chief Financial Officer Pulmonx Corporation 700 Chesapeake Drive Redwood City, California 94063 (650) 364-0400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
– 2020 Equity Incentive Plan	3,600,000 (2)(3)	$19.00 (8)	$68,400,000.00	$7,463.00
– 2020 Employee Stock Purchase Plan	720,000 (4)(5)	$16.15 (9)	$11,628,000.00	$1,269.00
– 2020 Stock Plan	1,017,996 (6)	$2.05 (10)	$2,086,891.80	$228.00
– 2010 Stock Plan	1,576,684 (7)	$1.86 (10)	$2,932,632.24	$320.00
Total	6,914,680		$85,047,524.04	$9,280.00

(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2)Represents 3,600,000 shares reserved for future issuance pursuant to stock options and restricted stock unit awards under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”).
(3)The number of shares reserved for issuance under the 2020 Plan will automatically increase on January 1st each year, starting on January 1, 2021 and continuing through January 1, 2030, by the lesser of (a) four percent (4%) of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding fiscal year or (b) a lesser number determined by the Registrant’s board of directors prior to the applicable January 1st.
(4)Represents 720,000 shares of common stock reserved for future issuance under the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”).
(5)The number of shares reserved for issuance under the 2020 ESPP will automatically increase on January 1st each year, starting on January 1, 2021 and continuing through January 1, 2030, by the lesser of (a) one percent (1%) of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year, (b) 1,300,000 shares of our common stock or (c) a lesser number determined by the Registrant’s board of directors.
(6)Represents 1,017,996 shares of common stock issuable upon exercise of options outstanding under the Registrant’s 2020 Stock Plan (the “2020 Stock Plan”) as of the date of this Registration Statement.
(7)Represents 1,576,684 shares of common stock issuable upon exercise of options outstanding under the Registrant’s 2010 Stock Plan (the “2010 Plan”) as of the date of this Registration Statement.
(8)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $19.00 per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-248635) declared effective on September 30, 2020.
(9)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $19.00 which is the initial public offering price per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-248635) declared effective on September 30, 2020 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.
(10)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $2.05, which is the weighted-average exercise price for options outstanding under the 2020 Stock Plan and $1.86, which is the weighted-average exercise price for options outstanding under the 2010 Plan.

PART II
ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by Pulmonx Corporation (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:
(a)Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 30, 2020 (File No. 333-248635), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.
(b)The Registrant’s Prospectus to be filed on or about October 1, 2020 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-248635).
(c)The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on September 24, 2020 (File No. 001-39562) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
(d)All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4.   DESCRIPTION OF SECURITIES
See the description of the Registrant’s common stock contained in the Registration Statement on Form S-1 (File No. 333-248635).
ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL
As of the date of this Registration Statement, VLG Investments 1993 and VLG Investments 1994, each of which are entities in which certain partners of Cooley LLP are investors, beneficially own an aggregate of 334 shares, respectively, of the Registrant’s common stock.
ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit, or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws in effect upon the closing of this offering provide that: (1) the Registrant is required to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law; (2) the Registrant may, in its discretion, indemnify its officers, employees, and agents as set forth in the

Delaware General Corporation Law; (3) the Registrant is required, upon satisfaction of certain conditions, to advance all expenses incurred by its directors in connection with certain legal proceedings; (4) the rights conferred in the bylaws are not exclusive; and (5) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents.
The Registrant’s policy is to enter into agreements with its directors that require it to indemnify them against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the Registrant’s best interests. These indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of its directors regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which it has lawfully indemnified the directors and officers. The policy contains various exclusions.
ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8.    EXHIBITS

Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect.	S-1/A	333-248635	3.1	September 24, 2020

4.2	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1	333-248635	3.3	September 4, 2020

4.3	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the Registrant’s initial public offering.	S-1/A	333-248635	3.2	September 24, 2020

4.4	Form of Amended and Restated Bylaws of the Registrant, to be effective on upon the closing of the Registrant’s initial public offering.	S-1/A	333-248635	3.4	September 24, 2020

4.5	Form of common stock certificate of the Registrant.	S-1/A	333-248635	4.1	September 24, 2020

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of BDO USA, LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1*	Pulmonx Corporation Amended and Restated 2010 Stock Plan.

99.2*	Forms of Notice of Stock Option Grant, Option Agreement, and Exercise Notice under 2010 Stock Plan.

99.3*	Pulmonx Corporation Amended and Restated 2020 Stock Plan.

99.4*	Forms of Notice of Stock Option Grant, Option Agreement, and Exercise Notice under 2020 Stock Plan.

99.5*	Pulmonx Corporation 2020 Equity Incentive Plan.

99.6*	Forms of Option Agreement and Notice of Stock Option Grant under 2020 Equity Incentive Plan.

99.7*	Form of Restricted Stock Unit Award Agreement under 2020 Equity Incentive Plan.

99.8*	Pulmonx Corporation 2020 Employee Stock Purchase Plan.

ITEM 9.   UNDERTAKINGS
1.The undersigned registrant hereby undertakes:
(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on October 1, 2020.

PULMONX CORPORATION

By:	/s/Glendon E. French
Name:	Glendon E. French
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glendon E. French and Derrick Sung, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Glendon E. French	President, Chief Executive Officer and Director	October 1, 2020
Glendon E. French	(Principal Executive Officer)

/s/Derrick Sung, Ph.D.	Chief Financial Officer	October 1, 2020
Derrick Sung, Ph.D.	(Principal Financial Officer and Principal Accounting Officer)

/s/Thomas W. Burns	Director	October 1, 2020
Thomas W. Burns

/s/Richard Ferrari	Director	October 1, 2020
Richard Ferrari

/s/Daniel Florin	Director	October 1, 2020
Daniel Florin

/s/Georgia Garinois-Melenikiotou	Director	October 1, 2020
Georgia Garinois-Melenikiotou

/s/Staffan Lindstrand	Director	October 1, 2020
Staffan Lindstrand

/s/Dana G. Mead, Jr.	Director	October 1, 2020
Dana G. Mead, Jr.